EXHIBIT 21.1

SUBSIDIARIES OF JIVE SOFTWARE, INC.

Jive Software Limited (UK)

Jive Israel Ltd.

Jive Software Singapore (Pte) Ltd.

Jive Software Australia Pty Ltd.

Jive Software BV

Jive Software Brasil Ltda.

Jive International Holdings, LLC

Jive Sweden AB